Exhibit 99

NEWS RELEASE
October 28, 2022
Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS
3Q 2022 Net Income of $20.8 million
Continued Net Interest Margin Expansion, Strong Loan Growth and
Favorable Credit Trends

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported third quarter 2022 net income of $20.8 million, compared to $17.5 million in the second, or linked quarter of 2022 and $19.3 million in the third quarter of 2021.
“We are pleased with the bank’s solid results for the third quarter and year to date,” said Ann Teranishi, president and chief executive officer of ASB. “We again saw broad-based loan growth during the quarter, reflecting great work by our team along with the Hawaii economy’s ongoing recovery from the pandemic. We continued to see positive credit trends despite the inflationary environment, and the rising interest rate environment continued to benefit our net interest margin and overall profitability,” said Teranishi.
Financial Highlights
Third quarter 2022 net interest income of $65.7 million was up from $61.8 million in the linked quarter, and $60.3 million in the third quarter of 2021. The increase versus the linked quarter reflected higher yields and balances across nearly the entire loan portfolio and higher yields in the investment securities portfolio, partially offset by higher funding costs and lower fee income associated with the Paycheck Protection Program (PPP) portfolio as PPP loans continued to pay down. The increase versus the prior year quarter reflected higher average earning assets balances and higher yields, partially offset by lower PPP fee income. Net interest margin was 2.96% compared to 2.85% in the linked quarter, and 2.90% in the third quarter last year.

In the third quarter ASB recorded a negative provision for credit losses of $0.2 million compared to a provision for credit losses of $2.8 million in the linked quarter and a negative provision for credit losses of $1.7 million in the third quarter of 2021. The quarter’s negative provision reflected continued favorable credit trends that led to the release of reserves, more than offsetting additional provisioning for loan growth. As of September 30, 2022, ASB’s allowance for credit losses to outstanding loans was 1.24% compared to 1.28% as of June 30, 2022 and 1.48% as of September 30, 2021.
The net charge-off ratio for the third quarter of 2022 was 0.03%, compared to nil in the linked quarter and 0.03% in the third quarter of 2021. Nonaccrual loans as a percent of total loans receivable held for investment were 0.35% in the third quarter of 2022, compared to 0.40% in the linked quarter and 0.97% in the prior year quarter.
Noninterest income was $13.0 million in the third quarter of 2022 compared to $12.5 million in the linked quarter and $14.8 million in the third quarter of 2021. The increase compared to the linked quarter was primarily due to an increase in fee income on deposit liabilities and higher bank-owned life insurance income. The decrease compared to the prior year quarter was primarily due to lower bank-owned life insurance income and lower mortgage banking income.
Noninterest expense was $51.6 million compared to $49.4 million in the linked quarter and $51.5 million in the third quarter of 2021. The increase in noninterest expense versus the linked quarter was primarily due to increased compensation and benefits expenses and higher services and occupancy costs. The increase in noninterest expense versus the same quarter last year was primarily due to higher services expenses and occupancy costs, with offsets from lower compensation and benefits expenses due to higher incentive compensation in 2021.
Total earning assets as of September 30, 2022 were $8.9 billion, up 4.7% from December 31, 2021.
Total loans were $5.7 billion as of September 30, 2022, up 9.3% from December 31, 2021, reflecting growth across nearly the entire portfolio year-to-date.
Total deposits were $8.3 billion as of September 30, 2022, an increase of 1.1% from December 31, 2021. For the third quarter of 2022, the average cost of funds was 0.13%, up 0.08% versus the linked quarter and up 0.07% versus the same quarter last year.
For the third quarter of 2022 return on average equity was 15.1% compared to 12.2% in the linked quarter and 10.3% in the third quarter of 2021. Return on average assets was 0.89%

for the third quarter of 2022, compared to 0.76% in the linked quarter and 0.86% in the same quarter last year.
In the third quarter of 2022, ASB paid dividends of $5.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.75% as of September 30, 2022.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its third quarter 2022 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2022.
HEI plans to announce its third quarter 2022 consolidated financial results on Monday, November 7, 2022 and will also conduct a webcast and conference call at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2022 guidance.
To listen to the conference call, dial 1-844-200-6205 (U.S.) or +1-929-526-1599 (international) and enter passcode 162868. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through November 21, 2022. To access the audio replay, dial 1-866-813-9403 (U.S.) or +44-204-525-0658 (international) and enter passcode 881525.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.

Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2021 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. ###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Interest and dividend income
Interest and fees on loans	$53,365	$48,129	$49,445	$147,499	$150,418
Interest and dividends on investment securities	15,052	14,693	11,996	43,729	31,709
Total interest and dividend income	68,417	62,822	61,441	191,228	182,127
Interest expense
Interest on deposit liabilities	1,704	921	1,176	3,572	3,919
Interest on other borrowings	1,055	139	5	1,199	55
Total interest expense	2,759	1,060	1,181	4,771	3,974
Net interest income	65,658	61,762	60,260	186,457	178,153
Provision for credit losses	(186)	2,757	(1,725)	(692)	(22,367)
Net interest income after provision for credit losses	65,844	59,005	61,985	187,149	200,520
Noninterest income
Fees from other financial services	4,763	4,716	4,800	15,066	15,337
Fee income on deposit liabilities	4,879	4,552	4,262	14,122	12,029
Fee income on other financial products	2,416	2,529	2,124	7,663	6,767
Bank-owned life insurance	122	(142)	2,026	661	6,211
Mortgage banking income	181	372	1,272	1,630	7,497
Gain on sale of real estate	—	—	—	1,002	—
Gain on sale of investment securities, net	—	—	—	—	528
Other income, net	633	475	283	1,480	631
Total noninterest income	12,994	12,502	14,767	41,624	49,000
Noninterest expense
Compensation and employee benefits	28,597	27,666	30,888	83,478	86,595
Occupancy	5,577	5,467	5,157	16,996	15,226
Data processing	4,509	4,484	4,278	13,144	13,162
Services	2,751	2,522	2,272	7,712	7,609
Equipment	2,432	2,402	2,373	7,163	6,989
Office supplies, printing and postage	1,123	1,073	1,072	3,256	3,094
Marketing	925	934	995	2,877	2,308
FDIC insurance	914	891	808	2,613	2,412
Other expense	4,729	3,959	3,668	11,929	9,790
Total noninterest expense	51,557	49,398	51,511	149,168	147,185
Income before income taxes	27,281	22,109	25,241	79,605	102,335
Income taxes	6,525	4,643	5,976	17,513	23,230
Net income	$20,756	$17,466	$19,265	$62,092	$79,105
Comprehensive income (loss)	$(78,186)	$(71,369)	$7,581	$(248,126)	$38,666
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.89	0.76	0.86	0.90	1.21
Return on average equity	15.11	12.17	10.26	13.65	14.31
Return on average tangible common equity	17.77	14.20	11.52	15.79	16.11
Net interest margin	2.96	2.85	2.90	2.87	2.94
Efficiency ratio	65.55	66.52	68.66	65.40	64.80
Net charge-offs to average loans outstanding	0.03	0.00	0.03	0.01	0.08
As of period end
Nonaccrual loans to loans receivable held for investment	0.35	0.40	0.97
Allowance for credit losses to loans outstanding	1.24	1.28	1.48
Tangible common equity to tangible assets	4.0	4.9	7.3
Tier-1 leverage ratio	7.7	7.7	8.0
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$5.0	$12.0	$12.0	$32.0	$40.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2022		December 31, 2021
Assets
Cash and due from banks		$143,618		$100,051
Interest-bearing deposits		6,179		151,189
Cash and cash equivalents		149,797		251,240
Investment securities
Available-for-sale, at fair value		2,232,336		2,574,618
Held-to-maturity, at amortized cost		510,879		522,270
Stock in Federal Home Loan Bank, at cost		15,000		10,000
Loans held for investment		5,687,390		5,211,114
Allowance for credit losses		(70,406)		(71,130)
Net loans		5,616,984		5,139,984
Loans held for sale, at lower of cost or fair value		3,101		10,404
Other		705,324		590,897
Goodwill		82,190		82,190
Total assets		$9,315,611		$9,181,603
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,921,857		$2,976,632
Deposit liabilities–interest-bearing		5,337,028		5,195,580
Other borrowings		409,040		88,305
Other		198,596		193,268
Total liabilities		8,866,521		8,453,785
Common stock		1		1
Additional paid-in capital		355,293		353,895
Retained earnings		441,796		411,704
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(340,266)		$(32,037)
Retirement benefit plans	(7,734)	(348,000)	(5,745)	(37,782)
Total shareholder’s equity		449,090		727,818
Total liabilities and shareholder’s equity		$9,315,611		$9,181,603

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.